                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[  ] Form 3 Holdings Reported

[  ] Form 4 Transactions Reported

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1. Name and Address of Reporting Person*

    Rosenberg,           Ralph                   F.
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   (Last)               (First)                 (Middle)
    c/o Goldman, Sachs & Co.
    85 Broad Street
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                                    (Street)

    New York,                        NY                                10004
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   (City)                           (State)                           (Zip)


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2. Issuer Name and Ticker or Trading Symbol

   Metropolis Realty Trust, Inc.
   (does not trade)
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3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)


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4. Statement for Month/Year

   FYE December 31, 1998
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [ X ]   Director                             [   ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)



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7. Individual or Joint/Group Reporting
   (Check applicable line)

   [ X ] Form Filed by One Reporting Person
   [   ] Form Filed by More than One Reporting Person

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           Table I -- Non-Derivative Securities Acquired, Disposed of,                                                             |
                             or Beneficially Owned                                                                                 |
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                                 |                 |            |                               |             |         |          |
                                 |                 |            |                               |5.           |6.       |          |
                                 |                 |            |4.                             |Amount of    |Owner-   |          |
                                 |                 |            |Securities Acquired (A) or     |Securities   |ship     |          |
                                 |                 |            |Disposed of (D)                |Beneficially |Form:    |7.        |
                                 |                 |            |(Instr. 3, 4 and 5)            |Owned at end |Direct   |Nature of |
                                 |2.               | 3.         |-------------------------------|of Issuer's  |(D) or   |Indirect  |
1.                               |Transaction      |Transaction |              | (A)  |         |Fiscal Year  |Indirect |Beneficial|
Title of Security                |Date             |Code        |    Amount    | or   | Price   |(Instr. 3    |(I)      |Ownership |
(Instr. 3)                       |(Month/Day/Year) |(Instr. 8)  |              | (D)  |         |and 4)       |(Instr.4)|(Instr. 4)|
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Class A Common Stock             |                 |            |              |      |         |             |         |          |
$10 par value(01)                |    12/18/98     |     A      |     400      |  A   |  N/A    | 1,123,221   |    I    |    02    |
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                                 |                 |            |              |      |         |             |         |          |
                                 |                 |            |              |      |         |             |         |          |
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is  filed  by more  than one  Reporting  Person,  see  Instruction
  4(b)(v).

FORM 5 (continued)

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Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                     |
         (e.g., puts, calls, warrants, options, convertible securities)                                                            |
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              |       |          |      |               |                     |                    |       |         |      |      |
              |       |          |      |               |                     |                    |       |9.       |10.   |      |
              |       |          |      |               |                     |                    |       |Number   |Owner-|      |
              |       |          |      |               |                     |                    |       |of       |ship  |      |
              |2.     |          |      |               |                     |                    |       |Deriv-   |of    |      |
              |Conver-|          |      |5.             |                     |7.                  |       |ative    |Deriv-|11.   |
              |sion   |          |      |Number of      |                     |Title and Amount    |       |Secur-   |ative |Nature|
              |or     |          |      |Derivative     |6.                   |of Underlying       |8.     |ities    |Secur-|of    |
              |Exer-  |          |      |Securities     |Date                 |Securities          |Price  |Bene-    |ity:  |In-   |
              |cise   |3.        |      |Acquired (A)   |Exercisable and      |(Instr. 3 and 4)    |of     |ficially |Direct|direct|
              |Price  |Trans-    |4.    |or Disposed    |Expiration Date      |--------------------|Deriv- |Owned    |(D) or|Bene- |
1.            |of     |action    |Trans-|of (D)         |(Month/Day/Year)     |            |Amount |ative  |at End   |In-   |ficial|
Title of      |Deriv- |Date      |action|(Instr. 3,     |---------------------|            |or     |Secur- |of       |direct|Owner-|
Derivative    |ative  |(Month/   |Code  |4 and 5)       |Date      |Expira-   |            |Number |ity    |Year     |(I)   |ship  |
Security      |Secur- |Day/      |(Instr|---------------|Exer-     |tion      |            |of     |(Instr.|(Instr.  |(Instr|(Instr|
(Instr. 3)    |ity    |Year)     |8)    | (A)   |(D)    |cisable   |Date      |Title       |Shares |5)     |4)       |4)    |4)    |
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Option        |       |          |      |       |       |          |          |Class A     |       |       |         |  D   |      |
(right to buy)|  $25  |          |      |       |       |    03    | 10/10/06 |Common Stock| 3,000 |       | 3,000   |02,03 |      |
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              |       |          |      |       |       |          |          |            |       |       |         |      |      |
              |       |          |      |       |       |          |          |            |       |       |         |      |      |
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Explanation of Responses:

01:  Previously incorrectly reported as Common Stock, $10 par value.

02: The Reporting Person is a managing director of Goldman, Sachs & Co. ("Goldman Sachs"). The Goldman Sachs Group, L.P. ("GS Group") is the general partner of and owns a 99% interest in Goldman Sachs. The 400 shares of Class A Common Stock ("Common Stock") were granted to the Reporting Person pursuant to the Metropolis Realty Trust, Inc. 1996 Directors' Stock Plan and transferred to GS Group for no consideration. GS Group may be deemed to own beneficially and directly 800 shares of Common Stock. WSB Realty, L.L.C. ("WSB") may be deemed to own beneficially and directly 1,122,421 shares of Common Stock. WSB is a subsidiary of Whitehall Street Real Estate Limited Partnership V ("WSR"), a limited partnership affiliated with Goldman Sachs and GS Group. The Reporting Person disclaims beneficial ownership of the securities reported herein except to the extent of his pecuniary interest therein.

03: These options were granted to the Reporting Person pursuant to the Metropolis Realty Trust, Inc. 1996 Directors' Stock Plan. The Reporting Person has an understanding with GS Group pursuant to which he holds the stock options for the benefit of GS Group. The options are exercisable in one-third installments beginning on the grant date which was October 10, 1996 and the first and second anniversaries thereof.






By:  s/ Hans L. Reich                                       February 16, 1999
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      **Signature of Reporting Person                             Date
             Attorney-in-fact


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

     Alternatively, this Form is permitted to be submitted to the Commission in electronic format at the option of the Reporting Person pursuant to Rule 101(b)(4) of Regulation S-T.